 FORM 4                                                                                                     OMB Approval
                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION               -------------------------
[ ] Check this box if no longer                    WASHINGTON, D.C. 20549                             OMB Number: 3235-0287
    subject to Section 16. Form                                                                       Expires: September 30, 1998
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP               Estimated average burden
    continue. See Instruction 1(b).                                                                   hours per response....... 0.5

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1.Name and Address of Reporting Person*| 2. Issuer Name and Ticker or Trading Symbol       |6. Relationship of Reporting Person(s)
                                       |                                                   |      to Issuer (Check all applicable)
 Egger      Terrance           C.Z.             Pulitzer Inc.                      (PTZ)               Director          10% Owner
-------------------------------------------------------------------------------------------|     -----             -----
(Last)        (First)       (Middle)   |  3. IRS or Social       |  4. Statement for       |      x    Officer (give title below)
                                       |     Security Number     |                         |     -----
                                       |     of Reporting        |                         |           Other (specify below)
                                       |     Person (Voluntary)  |     Month/Year          |     -----
900 North Tucker Boulevard                     ###-##-####         July              1999     Vice President
---------------------------------------|                         |-------------------------|----------------------------------------
               (Street)                |                         |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                       |                         |     Date of Original    |   (Check Applicable Line)
                                       |                         |     (Month/Year)        | x Form filed by One Reporting
                                       |                         |                         | --Person
                                       |                         |                         |     Form filed by More than One
                                       |                         |                         |     Reporting Person
St. Louis         MO             63101                                                       --
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(City)          (State)          (Zip) |      Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security              | 2. Transaction| 3. Transaction| 4. Securities Acquired(A)| 5. Amount of|6. Owner |7. Nature of
   (Instr. 3)                     |    Date       |    Code       |    or Disposed of (D)    | Securities  |   -ship | Indirect
                                  |               |    (Instr. 8) |    (Instr. 3, 4 and 5)   | Beneficially| Form:   | Beneficial
                                  |               |               |                          | Owned at End| Direct  | Ownership
                                  |               |---------------|--------------------------| of Month    | (D) or  |(Instr.4)
                                  |               |       |       |        | (A)  |          | (Instr. 3   | Indirect|
                                  |(Month/Day/    |       |       |        |      |          |   and 4)    | (I)     |
                                  |  Year)        |  Code |  V    | Amount | (D)  |  Price   |             |(Instr.4)|
----------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock, $.01 par value
                                  |               |       |       |        |      |          | 914.754     |   D     |
----------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------

----------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                  |               |       |       |        |      |          |             |         |
----------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                  |               |       |       |        |      |          |             |         |
----------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                  |               |       |       |        |      |          |             |         |
----------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                  |               |       |       |        |      |          |             |         |
----------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                  |               |       |       |        |      |          |             |         |
----------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                  |               |       |       |        |      |          |             |         |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
---------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-     |7. Title and Amount       |
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and    |   of Underlying          |
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration     |   Securities             |
                        |    Price of |          |  (Instr. 8)|   quired (A) or  |    Date           |   (Instr. 3 and 4)       |
                        |    Deriv-   |   (Month/|            |   Disposed of (D)|    (Month/Day/    |                          |
                        |    ative    |   Day/   |            |   (Instr. 3, 4,  |    Year)          |                          |
                        |    Security |   Year)  |            |   & 5)           |                   |                          |
                        |             |          |            |                  |----------------------------------------------|
                        |             |          |            |                  |Date     |Expira-  |              | Amount or |
                        |             |          |-------------------------------|Exer-    |tion     |    Title     | Number of |
                        |             |          |  Code | V  | (A)    |   (D)   |cisable  |Date     |              | Shares    |
------------------------|-------------|----------|-------|----|--------|---------|---------|---------|--------------|-----------|
Stock Option            |             |          |       |    |        |         |         |         |Common Stock, |           |
(right to buy)  (01)    | $46.3125    |07/21/1999|   A   |    |  8334  |         |7/21/2000|7/21/2009|$.01 par value|   8334    |
------------------------|-------------|----------|-------|----|--------|---------|---------|---------|--------------|-----------|
Stock Option            |             |          |       |    |        |         |         |         |Common Stock, |           |
(right to buy)  (01)    | $46.3125    |07/21/1999|   A   |    |  8333  |         |7/21/2001|7/21/2009|$.01 par value|   8333    |
------------------------|-------------|----------|-------|----|--------|---------|---------|---------|--------------|-----------|
Stock Option            |             |          |       |    |        |         |         |         |Common Stock, |           |
(right to buy)  (01)    | $46.3125    |07/21/1999|   A   |    |  8333  |         |7/21/2002|7/21/2009|$.01 par value|   8333    |
------------------------|-------------|----------|-------|----|--------|---------|---------|---------|--------------|-----------|
                        |             |          |       |    |        |         |         |         |              |           |
------------------------|-------------|----------|-------|----|--------|---------|---------|---------|--------------|-----------|
                        |             |          |       |    |        |         |         |         |              |           |
------------------------|-------------|----------|-------|----|--------|---------|---------|---------|--------------|-----------|
                        |             |          |       |    |        |         |         |         |              |           |
------------------------|-------------|----------|-------|----|--------|---------|---------|---------|--------------|-----------|
                        |             |          |       |    |        |         |         |         |              |           |
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8. Price    |9. Number of      |    10. Ownership       |       11. Nature of
   of       |   Derivative     |        Form of         |           Indirect
   Deriv-   |   Securities     |        Derivative      |           Beneficial
   ative    |   Beneficially   |        Security:       |           Ownership
   Secur-   |   Owned at End   |        Direct (D)      |           (Instr. 4)
   ity      |   of Month       |        or Indirect (I) |
  (Instr. 5)|   (Instr. 4)     |        (Instr. 4)      |
------------|------------------|------------------------|-----------------------
$46.3125    |                  |                        |
------------|------------------|------------------------|-----------------------
$46.3125    |                  |                        |
------------|------------------|------------------------|-----------------------
$46.3125    | 25000            |        D               |
------------|------------------|------------------------|-----------------------
            |                  |                        |
------------|------------------|------------------------|-----------------------
            |                  |                        |
------------|------------------|------------------------|-----------------------
            |                  |                        |
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Explanation of Responses:
(01) Table II. Item 1:

Employee stock option granted under the Pulitzer Inc. 1999 Stock Option Plan in transaction exempt under Rule 16b-3. The option becomes exercisable in 33 1/3 percent increments on July 21,2000, July 21, 2001 and July 21,2002, respectively.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ Terrance C.Z. Egger          8/5/99
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.